Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces First Quarter 2020 Results

Sales of $794 million, a 4% sequential increase

Diluted earnings per common share of $0.04

Net income attributable to common shareholders of $3 million

Adjusted Gross Profit Percentage of 19.8%, a 70-basis point sequential improvement

Adjusted EBITDA of $34 million

Cash Flow from Operations of $37 million

Net Debt of $493 million, a sequential reduction of $26 million

Total available liquidity of $465 million, effective second quarter 2020

Houston, TX – April 28, 2020 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced first quarter 2020 results.

The company’s sales were $794 million for the first quarter of 2020, which was 4% higher than the fourth quarter of 2019 and 18% lower than the first quarter of 2019. The sequential increase was driven primarily by the U.S. gas utilities sector, which was up $21 million. As compared to the first quarter of 2019, the decrease was across all sectors and segments as the impact of lower commodity prices led to reduced customer spending.

Net income attributable to common stockholders for the first quarter of 2020 was $3 million, or $0.04 per diluted share, as compared to the first quarter of 2019 of $12 million, or $0.14 per diluted share.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “I am pleased with our first quarter results, which was a solid performance given the market challenges. Revenue was up sequentially, we generated $37 million of cash from operations, and we reduced net debt by $26 million. Customer spending has slowed considerably in April in response to the unfavorable commodity price environment and a significant decline in oil and gas global demand brought about by the COVID-19 pandemic. As a result, we are taking steps to further reduce our operating costs by $80 million and reduce inventory by $140 million or more compared to 2019.”

“Our counter cyclical cash flow business model and our available liquidity will allow us to withstand the current challenging market conditions and continue to focus on our long-term strategy to enhance shareholder value. We expect to generate over $200 million in cash flow from operations in 2020. At this level, our free cash flow would be approximately $160 million after accounting for the preferred stock dividend and capital expenditures, resulting in a free cash flow yield of nearly 50%, based on today’s stock price,” Mr. Lane added.

MRC Global’s first quarter 2020 gross profit was $148 million, or 18.6% of sales as compared to the first quarter of 2019 gross profit of $174 million, or 17.9% of sales. Gross profit for the first quarter of 2020 and 2019 reflects income of $3 million and $0 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting.

Selling, general and administrative (SG&A) expenses were $126 million, or 15.9% of sales, for the first quarter of 2020 compared to $139 million, or 14.3% of sales, for the same period of 2019. SG&A includes bad debt expense of $6 million in the first quarter of 2020.

Please refer to the reconciliation of non-GAAP measures (adjusted gross profit and adjusted EBITDA) to GAAP measures (gross profit, net income) in this release.

Sales by Segment

U.S. sales in the first quarter of 2020 were $638 million, down $141 million, or 18%, from the same quarter in 2019. Upstream production sales decreased by $67 million, or 33% primarily due to increased capital discipline from our customers. Downstream and industrial sales declined $46 million, or 19% primarily due to non-recurring project work. Midstream pipeline sales declined $23 million, or 17% due to reduced customer spending and timing of customer projects.

Canadian sales in the first quarter of 2020 were $50 million, down $18 million, or 26%, from the same quarter in 2019 driven primarily by the upstream production sector, which was adversely affected by government imposed production limits as well as the gas utilities sector, which was lower due to a non-recurring pipe delivery.

International sales in the first quarter of 2020 were $106 million, down $17 million, or 14%, from the same period in 2019 driven primarily by the conclusion of an upstream production project in Kazakhstan. Weaker foreign currencies relative to the U.S. dollar unfavorably impacted sales by $6 million or 5%.

All sales were negatively impacted by decreasing demand caused by the COVID-19 pandemic in March.

Sales by Sector

Upstream production sales in the first quarter of 2020 were $222 million, or 28% of total sales, a decline of $90 million or 29% from the first quarter of 2019. The decrease in upstream production sales was across all segments led by the U.S. segment.

Midstream pipeline sales in the first quarter of 2020 were $119 million, or 15% of total sales, a reduction of $28 million or 19% from the first quarter of 2019 driven by the U.S. segment.

Gas utilities sales in the first quarter of 2020 were $202 million, or 25% of total sales, lower by 6% from the first quarter of 2019 due to lower activity levels for one customer and the timing of project deliveries.

Downstream and industrial sales in the first quarter of 2020 were $251 million, or 32% of total sales, a decrease of $46 million or 15% from the first quarter of 2019 driven by the U.S. segment.

This quarter, the company has expanded the disclosure of its end-market sector revenue to separately report the sectors midstream pipelines and gas utilities. Two years of historical revenue by quarter for these sectors is provided in this release.

Balance Sheet

Cash balances were $28 million and debt, net of cash, was $493 million at March 31, 2020. Cash provided by operations was $37 million in the first quarter of 2020. Beginning in the second quarter, excess availability under the company’s asset-based lending facility is $437 million and available liquidity is $465 million.

COVID-19 Pandemic Impact

The COVID-19 global pandemic and related mitigation measures have created significant volatility and uncertainty in the oil and gas industry. Oil demand has significantly deteriorated as a result. The unparalleled demand destruction has resulted in lower spending by customers and reduced demand for the company’s products and services. There is significant uncertainty as to the duration of this disruption.

As a critical supplier to the global energy infrastructure and an essential business, the company has remained operational with no closures to any facilities. We have had four confirmed illnesses reported, and all have recovered. MRC Global has also implemented various safety measures for employees working in the company’s facilities and implemented remote working for those whose jobs permit it. MRC Global is committed to a safe working environment for all employees.

From a supply chain perspective, the effects have moved around the globe as the virus has spread. Given the company’s inventory position and the reduced demand, the company has fulfilled orders with little disruption. However, the longer the shutdowns continue, the greater the order fulfillment risk exists.

Conference Call

The company will hold a conference call to discuss its first quarter 2020 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on April 29, 2020. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 13, 2020 and can be accessed by dialing 201-612-7415 and using pass code 13699943#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry, based on sales. Through approximately 250 service locations worldwide, approximately 3,150 employees and with nearly 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream production, midstream pipeline, gas utility and downstream and industrial. MRC Global manages a complex network of over 200,000 SKUs and 10,000 suppliers simplifying the supply chain for its over 13,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” “well positioned,” “strong position,” “looking forward,” “guidance,” “plans” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; U.S. and international general economic conditions; the company's ability to compete successfully with other companies in MRC Global's industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company's suppliers; the company's lack of long-term contracts with most of its suppliers; suppliers' price reductions of products that the company sells, which could cause the value of the company's inventory to decline;  decreases in steel prices, which could significantly lower MRC Global's profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company's lack of long-term contracts with many of its customers and the company's lack of contracts with customers that require minimum purchase volumes;  changes in the company's customer and product mix;  risks related to the company's customers' creditworthiness; the success of the company's acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company's business and whether these acquisitions will yield their intended benefits; the company's significant indebtedness;  the dependence on the company's subsidiaries for cash to meet its obligations;  changes in the company's credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; significant substitution of alternative fuels for oil and gas; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company's insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; adverse health events such as a pandemic; interruption in the proper functioning of the company's information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of the company’s goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S.

Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company's intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	March 31,	December 31,
	2020	2019

Assets
Current assets:
Cash	$28	$32
Accounts receivable, net	476	459
Inventories, net	691	701
Other current assets	24	26
Total current assets	1,219	1,218

Long-term assets:
Operating lease assets	179	186
Property, plant and equipment, net	131	138
Other assets	19	19

Intangible assets:
Goodwill, net	480	483
Other intangible assets, net	273	281
	$2,301	$2,325

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$399	$357
Accrued expenses and other current liabilities	82	91
Operating lease liabilities	33	34
Current portion of long-term debt	4	4
Total current liabilities	518	486

Long-term liabilities:
Long-term debt, net	517	547
Operating lease liabilities	161	167
Deferred income taxes	90	91
Other liabilities	43	37

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
106,209,943 and 105,624,750 issued, respectively	1	1
Additional paid-in capital	1,730	1,731
Retained deficit	(480)	(483)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(259)	(232)
	617	642
	$2,301	$2,325

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended
	March 31,	March 31,
	2020	2019

Sales	$794	$970
Cost of sales	646	796
Gross profit	148	174
Selling, general and administrative expenses	126	139
Operating income	22	35
Other (expense) income:
Interest expense	(8)	(11)
Other, net	-	-

Income before income taxes	14	24
Income tax expense	5	6
Net income	9	18
Series A preferred stock dividends	6	6
Net income attributable to common stockholders	$3	$12

Basic income per common share	$0.04	$0.14
Diluted income per common share	$0.04	$0.14
Weighted-average common shares, basic	81.7	84.3
Weighted-average common shares, diluted	82.4	85.3

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2020	2019

Operating activities
Net income	$9	$18
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	5	5
Amortization of intangibles	7	11
Equity-based compensation expense	2	4
Deferred income tax benefit	1	1
(Decrease) increase in LIFO reserve	(3)	-
Provision for uncollectible accounts	6	2
Other	1	2
Changes in operating assets and liabilities:
Accounts receivable	(33)	(47)
Inventories	(4)	(42)
Other current assets	2	8
Accounts payable	49	27
Accrued expenses and other current liabilities	(5)	(29)
Net cash provided by (used in) operations	37	(40)

Investing activities
Purchases of property, plant and equipment	(2)	(2)
Net cash used in investing activities	(2)	(2)

Financing activities
Payments on revolving credit facilities	(228)	(256)
Proceeds from revolving credit facilities	205	319
Payments on long-term obligations	(4)	(1)
Purchase of common stock	-	(25)
Dividends paid on preferred stock	(6)	(6)
Repurchases of shares to satisfy tax withholdings	(3)	(6)
Other	-	1
Net cash (used in) provided by financing activities	(36)	26

Decrease in cash	(1)	(16)
Effect of foreign exchange rate on cash	(3)	-
Cash -- beginning of period	32	43
Cash -- end of period	$28	$27

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

 (in millions)

	Three Months Ended
	March 31,	March 31,
	2020	2019

Net income	$9	$18
Income tax expense	5	6
Interest expense	8	11
Depreciation and amortization	5	5
Amortization of intangibles	7	11
(Decrease) increase in LIFO reserve	(3)	-
Equity-based compensation expense (1)	2	4
Gain on early extinguishment of debt (2)	(1)	-
Foreign currency losses	2	1
Adjusted EBITDA	$34	$56

Notes to above:

(1)	Recorded in SG&A
(2)	Charge (pre-tax) related the purchase of the Term Loan recorded in Other, net.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

 (in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2020	of Revenue*	2019	of Revenue*

Gross profit, as reported	$148	18.6%	$174	17.9%
Depreciation and amortization	5	0.6%	5	0.5%
Amortization of intangibles	7	0.9%	11	1.1%
(Decrease) increase in LIFO reserve	(3)	(0.4%)	-	0.0%
Adjusted Gross Profit	$157	19.8%	$190	19.6%

Notes to above:

*Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
March 31,

	U.S.	Canada	International	Total
2020:
Upstream production	$139	$37	$46	$222
Midstream pipeline	110	4	5	119
Gas utilities	199	3	-	202
Downstream & industrial	190	6	55	251
	$638	$50	$106	$794
2019:
Upstream production	$206	$46	$60	$312
Midstream pipeline	133	6	8	147
Gas utilities	204	10	-	214
Downstream & industrial	236	6	55	297
	$779	$68	$123	$970

Revenue by Sector

	2019					2018
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
U.S.
Upstream production	$206	$188	$189	$140	$723	$178	$189	$213	$197	$777
Midstream pipeline	133	161	141	103	538	205	231	190	152	778
Gas utilities	204	244	215	178	841	188	223	216	203	830
Downstream & industrial	236	213	218	187	854	235	235	240	226	936
Total	$779	$806	$763	$608	$2,956	$806	$878	$859	$778	$3,321

Canada
Upstream production	$46	$41	$43	$32	$162	$57	$64	$59	$59	$239
Midstream pipeline	6	9	6	5	26	6	6	8	14	34
Gas utilities	10	3	1	2	16	8	2	3	1	14
Downstream & industrial	6	5	7	4	22	7	8	8	5	28
Total	$68	$58	$57	$43	$226	$78	$80	$78	$79	$315

International
Upstream production	$60	$55	$55	$52	$222	$67	$54	$66	$83	$270
Midstream pipeline (1)	8	4	7	10	29	3	10	5	3	21
Gas utilities (1)	-	-	-	-	-	-	-	-	-	-
Downstream & industrial	55	61	60	53	229	56	60	63	66	245
Total	$123	$120	$122	$115	$480	$126	$124	$134	$152	$536

Consolidated
Upstream production	$312	$284	$287	$224	$1,107	$302	$307	$338	$339	$1,286
Midstream pipeline (1)	147	174	154	118	593	214	247	203	169	833
Gas utilities (1)	214	247	216	180	857	196	225	219	204	844
Downstream & industrial	297	279	285	244	1,105	298	303	311	297	1,209
Total	$970	$984	$942	$766	$3,662	$1,010	$1,082	$1,071	$1,009	$4,172

Notes to above:

(1) $17 million and $5 million of sales for the twelve months ended December 31, 2019 and December 31, 2018, respectively, have been reclassified from Gas Utilities to Midstream Pipeline to conform with the current year presentation.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended
	March 31,	March 31,
Type	2020	2019
Line pipe	$100	$154
Carbon fittings and flanges	115	153
Total carbon pipe, fittings and flanges	215	307
Valves, automation, measurement and instrumentation	323	383
Gas products	134	133
Stainless steel and alloy pipe and fittings	37	50
General products	85	97
	$794	$970

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

 (in millions, except per share amounts)

	Three Months Ended
	March 31, 2020
	Amount	Per Share

Net income attributable to common stockholders	$3	$0.04
Decrease in LIFO reserve, net of tax	(2)	(0.03)
Adjusted net income attributable to common stockholders	$1	$0.01

	Three Months Ended
	March 31, 2019
	Amount	Per Share

Net income attributable to common stockholders	$12	$0.14
Increase in LIFO reserve, net of tax	-	-
Adjusted net income attributable to common stockholders	$12	$0.14

Notes to above:

The Company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders plus or minus the after-tax impact of its LIFO inventory costing methodology. The Company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the Company believes it provides useful comparisons of the Company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect.  The Company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

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